Exhibit 5.1

May 26, 2010

Norcraft Companies, L.P.

Norcraft Finance Corp.

3020 Denmark Avenue, Suite 100

Eagan, Minnesota 55121

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Norcraft Companies, L.P., a Delaware limited partnership and Norcraft Finance Corp., a Delaware corporation (collectively, the “Issuer”) in connection with the filing by the Issuer and the subsidiary guarantor listed on Schedule I (the “Guarantor”) of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $180,000,000 aggregate principal amount of 10 1/2% Senior Secured Second Lien Notes due 2015 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 10 1/2% Senior Secured Second Lien Notes due 2015 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of December 9, 2009 (as amended, supplemented or modified through the date hereof, the “Indenture”), among the Issuer, the Guarantor and U.S. Bank, National Association, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Guarantor pursuant to Article 11 of the Indenture and evidenced by a Notation of Guarantee attached to the Exchange Notes (the “Guarantee”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantor and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

Norcraft Companies, L.P. Norcraft Finance Corp.	2	May 26, 2010

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing Delaware laws, and the federal laws of the United States of America. Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of the Province of Nova Scotia, we have relied, without independent investigation, upon the opinion of McInnes Cooper.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Exchange Notes have been duly authorized by the Issuer and, when the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. The Guarantee has been duly authorized by the Guarantor and, when the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, and the Guarantee has been duly executed, delivered and attached to the Exchange Notes in accordance with the provisions of the Indenture, the Guarantee will constitute a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, (ii) general principles of equity and (iii) the effects of possible judicial application of foreign laws or foreign governmental or judicial action affecting creditor’s rights.

Norcraft Companies, L.P. Norcraft Finance Corp.	3	May 26, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/ ROPES & GRAY LLP
Ropes & Gray LLP

SCHEDULE I

Name of Subsidiary	Jurisdiction of Organization	Form of Organization	Foreign Qualifications
Norcraft Canada Corporation	Nova Scotia	Unlimited liability company	None